EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 18, 2009, accompanying the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report of Concur Technologies, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concur Technologies, Inc. and subsidiaries on Forms S-3 (File No. 333-146062,) and on Forms S-8 (File No. 333-70455; File No. 333-90029; File No. 333-31190; File No. 333-68590; File No. 333-91146; File No. 333-121278; File No. 333-133094; File No. 333-141925; and File No. 333-155719).

/s/ GRANT THORNTON LLP

Seattle, Washington

November 18, 2009